Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Marrone Bio Innovations, Inc. on Form S-8 (file No.’s 333-191048, 333-219981, 333-222846, 333-225401, 333-229859, 333-232039, 333-237322, and 333-251970), Form S-3 (file No.’s 333-251284 and 333-252823), and Form S-1 (file No. 333-237331) of our report dated March 23, 2021, with respect to our audits of the consolidated financial statements of Marrone Bio Innovations, Inc. as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019, which report is included in the Annual Report on Form 10-K of Marrone Bio Innovations, Inc. for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Marcum llp
Marcum llp

San Francisco, CA
March 23, 2021